Filed pursuant to Rule 424(b)(3)
Registration No. 333-92450

Prospectus Supplement No. 1 dated December 16, 2002
(To Prospectus dated October 23, 2002)

39,046,358 Shares of Common Stock

This document supplements the prospectus dated October 23, 2002, as amended and supplemented through the date of this prospectus supplement, relating to the sale of our common stock by the selling security holder identified in the table below.

This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

All of the information set forth in the table below has been provided by the selling security holder pursuant to a supplemental selling security holder questionnaire dated December 16, 2002. However, the selling security holder may have sold, transferred or otherwise disposed of some portion of its shares since such date.

The table set forth in the section of the prospectus appearing under the caption “Selling Security Holder” on page 13 of the prospectus is hereby amended and replaced by the table set forth below. The information contained in the table is presented as of December 16, 2002.

	Shares of Common Stock Beneficially Owned	Common Stock Offered	Common Stock Owned After Completion of Offering
Name			Number	Percentage
MDP Holdings, Inc. (1)	39,046,358	39,046,358(2)	0	(3)

(1)	MDP Holdings, Inc. is a wholly-owned subsidiary of Wyeth (formerly American Home Products Corporation)
(2)
The selling security holder is contractually limited in the number of shares it can sell during a quarter by the stockholders rights agreement described in greater detail under the caption “Relationship With Selling Security Holder” in the prospectus. We have consented to, and may in the future consent to, additional sales by the selling security holder in excess of these limitations.

(3)	Less than 1%. Assumes all of the common stock offered is sold.

Investing in our common stock involves risks, some of which are described in the “Risk Factors” section of the prospectus beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 16, 2002.